Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

May 22, 2002

XCEL ENERGY ANNOUNCES FERC FILING ON ENERGY TRADING PRACTICES

MINNEAPOLIS, May 22, 2002 (BUSINESS WIRE) — Xcel Energy Inc. (NYSE:XEL) today reported to the Federal Energy Regulatory Commission that its regulated operations did not engage directly in any of the trading strategies identified in the May 8 inquiry from the Commission. Xcel Energy’s nonregulated subsidiary, NRG Energy, Inc., responded separately to the FERC’s request.

The FERC order to more than 130 energy suppliers nationwide directed the companies to state by May 22 whether they participated in any of 11 defined trading practices that might have been employed in the California energy market in 2000 and 2001.

However, Xcel Energy also reported that at times during the period 2000-2001, its regulated operations did sell energy to another energy company that – officials of Xcel Energy believe as a result of their investigation – may then have re-sold the electricity for delivery into California as part of an overstated electricity load in schedules submitted to the California Independent System Operator (“California ISO”).

Such overscheduling, or “inc-ing” of load, is one of the 11 trading strategies being investigated by the FERC. Overscheduling occurs when an electricity provider that serves customers within California schedules more energy supply with the California ISO than it actually requires.

During the period 2000-2001, the regulated operations of Xcel Energy made sales to the other electricity provider of approximately 8,000 megawatt hours in the California intra-day market, which resulted in revenues to Xcel Energy of about $1.5 million – or approximately five hundredths of 1 percent of its trading revenue in 2000-2001. Xcel Energy cannot determine from its records what part of such sales was associated with overschedules.

“We did not overschedule power or manipulate energy prices in California,” said Paul Bonavia, president of Xcel Energy – Energy Markets. “Our role was to supply energy that was needed in California.”

Xcel Energy’s regulated operations never had any electricity generation or customer load in California and therefore did not schedule – much less overschedule – California electricity load. When it couldn’t get surplus power directly to the California electricity grid, Xcel Energy sometimes sold to other companies that had transmission rights to move power into the state.

The price paid to Xcel Energy for electricity in these transactions was set by the California ISO. These transactions were completed by Public Service Co. of Colorado, an Xcel Energy subsidiary.

Xcel Energy’s review of its regulated trading activities with California shows the company was not a participant – either directly or indirectly – in any of the other 10 trading strategies being investigated by the FERC.

Apart from the FERC order on 11 defined California trading practices, Xcel Energy previously reported that its wholly-owned subsidiary, Public Service Co. of Colorado (PSCo), had entered into a group of transactions in 1999 and 2000 with the trading arm of Reliant Resources in which PSCo bought a quantity of power from Reliant and simultaneously sold the same quantity back to Reliant. For doing this, PSCo normally received a small profit. PSCo made a total pretax profit of approximately $110,000 on these transactions.

Upon further review of trading transactions conducted in 1999-2000, the company noted one trade with Reliant where PSCo simultaneously bought and sold power at the same price without realizing any profit. The purpose of this nonprofit transaction was in consideration of future for-profit transactions. In its financial reports in 1999 and the first three quarters of 2000, the trading margins on the transactions were reported on a net revenue basis at the time of the transactions in 1999 and 2000. In the fourth quarter of 2000, PSCo changed its reporting of trading operations from a net to a gross basis in order to provide more trading information to investors, which had no effect on reported earnings per share. The gross value of the transactions with Reliant represented less than 2.7 percent and less than 1 percent of Xcel Energy’s total revenues reported for 1999 and 2000, respectively, in the most recent 10K filing. All of the trades were made at market prices.

“We engaged in this group of transactions with Reliant for the proper commercial objective of making a profit,” said Bonavia. “The company did not do these transactions to inflate transaction volumes or revenues.”

For more information about the energy trading market, please go to www.xcelenergy.com on the Internet and click on “Newsroom,” where Xcel Energy has provided a glossary of terms, as well as information about the mechanics of energy trading and further details about the role that energy trading plays in the operations of Xcel Energy and its subsidiary, NRG Energy.

About Xcel Energy

Xcel Energy is a major U.S. electricity and natural gas company with operations in 12 Western and Midwestern states. Formed by the merger of Denver-based New Century Energies and Minneapolis-based Northern States Power Co., Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

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For news media inquiries only, please call
Xcel Energy Media Relations (612) 215-5300

For more information, contact:

E J McIntyre, R J Kolkmann, P A Johnson,	Vice President & Chief Financial Officer Managing Director, Investor Relations Director, Investor Relations	(612) 215-4515 (612) 215-4559 (612) 215-4535

Xcel Energy Internet Address: http://www.xcelenergy.com